Exhibit 99.1

Concierge Technologies Enters into Definitive Agreement to Acquire Gourmet New Zealand Meat Pie Business; Closing Subject to Due Diligence

Valley Center, CA, June 2, 2015, Concierge Technologies, Inc. (OTC:CNCG), a supplier of mobile video devices to the insurance industry, announced that, on May 29, 2015, it entered into a definitive purchase and sale agreement (the “Agreement”) to acquire Gourmet Foods Limited, a corporation organized under the laws of New Zealand, and its related businesses Pats Pantry and Ponsonby Gourmet Pies (the “Businesses”), in exchange for $2,511,050 New Zealand Dollars (NZD).  The Agreement is conditional for twenty (20) business days following the date of execution while Concierge conducts due diligence of the Businesses’ books and records, financial data, equipment and related matters.  Concierge can terminate the Agreement during the conditional due diligence period at its sole discretion.

Gourmet Foods Ltd. is a New Zealand-based meat pie company established in 1966 engaged in the business of baking, manufacturing, packaging and distributing gourmet meat pies to resellers and consumers in New Zealand and nearby areas.  Gourmet Foods distributes its products under distinct brands including Pats Pantry, Ponsonby Pies and Gourmet Patisserie. Gourmet Foods and its related businesses are all located in Tauranga, New Zealand.

Nicholas Gerber, CEO of Concierge Technologies, commenting on the proposed transaction stated “Our continuing business in mobile video camera distribution and support, or “dash cams”, is progressing quite nicely for us within the insurance industry and we intend to retain and grow that business over the coming year; however, after the spin-off of Janus Cam concluded last month we are looking to diversify our holdings to encompass a broader section of industries. We are very enthusiastic about the prospect of adding Gourmet Foods to our portfolio. Gourmet Foods is a well-established, well-known, and profitable enterprise located in the very business-friendly environment of Tauranga, New Zealand. The Businesses will continue to operate seamlessly during the transition of ownership and we expect, subject to a smooth due diligence period, that the proposed purchase transaction will close sometime during the month of July 2015. Acquisitions such as Gourmet Foods are in keeping with our primary mission of developing corporate profitability and sustainability through diversification that, in turn, provides return on investment for our shareholders.”

This release may contain "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a more detailed description of the risk factors and uncertainties affecting Concierge Technologies or its subsidiary companies, please refer to the Company's recent Securities and Exchange Commission filings, which are available at the Company’s website or at www.sec.gov.

For more information about Gourmet Foods, Ltd. please visit www.bestpies.co.nz.

For more information about Concierge Technologies, Inc. contact:

Concierge Technologies, Inc.: www.conciergetechnology.net
Nicholas Gerber, CEO: ngerber@conciergetechnology.net
David Neibert, CFO: dneibert@conciergetechnology.net
Tel: 866-800-2978 ext. 3